As Filed With the Securities and Exchange Commission

on July 1, 2017

Registration No. 333-115359

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CITIZENS FIRST CORPORATION

(Exact name of registrant as specified in its Articles of Incorporation)

Kentucky	001-33126	61-0912615
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1065 Ashley Street, Bowling Green, Kentucky		42103
(Address of principal executive offices)		(Zip Code)

CITIZENS FIRST CORPORATION 2002 STOCK OPTION PLAN CITIZENS FIRST CORPORATION 2003 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the plan)

M. Todd Kanipe CITIZENS FIRST CORPORATION 1065 Ashley Street Bowling Green, Kentucky 42103
(Name and address of agent for service)
(270) 393-0700
(Telephone number, including area code, of agent for service)
Copy to:
Caryn F. Price Wyatt, Tarrant & Combs, LLP 250 West Main Street, Suite 1600 Lexington, Kentucky 40507

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission on May 10, 2004 by Citizens First Corporation, a Kentucky corporation (the “Registrant”):

•

Registration Statement on Form S-8, File No. 333-115359, registering 120,000 shares of the Company’s Common Stock under the Company’s 2002 Stock Option Plan and 40,000 shares of the Company’s Common Stock under the Company’s 2003 Stock Option Plan for the Non-Employee Directors.

On July 1, 2019, pursuant to the Agreement and Plan of Reorganization dated February 21, 2019 between German American Bancorp, Inc. (“German American”), the Registrant, Citizens First Bank, Inc. and German American Bank, the Registrant merged with and into German American, with German American being the surviving entity (the “Merger”).

In connection with the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, State of Kentucky, on this 1st day of July, 2019.

President and Chief Financial Officer
CITIZENS FIRST CORPORATION /s/ Steve Marcum Steve Marcum Executive Vice President and Chief Financial Officer